Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-08083, 333-08085, 333-58893, 333-84719, 333-84713, 333-47520, 333-64628, 333-102911, 333-102912, 333-117480, 333-126012, 333-135412, 333-136814, 333-138985, 333-143920, 333-151624, 333-158638, 333-161069, 333-163871, 333-171983, 333-207813, and 333-219772) pertaining to the 1991 Stock Option Plan, the Employee Stock Purchase Plan, the International Employee Stock Purchase Plan, the 1995 Non-Employee Directors’ Stock Option Plan, the 2004 Equity Incentive Plan of Gilead Sciences, Inc., the NeXstar Pharmaceuticals, Inc. 1993 Incentive Stock Plan, the NeXstar Pharmaceuticals, Inc. 1995 Director Option Plan, the Vestar, Inc. 1988 Stock Option Plan, the Triangle Pharmaceuticals, Inc. 1996 Stock Incentive Plan, Option Agreement, dated August 5, 2002, between Triangle Pharmaceuticals, Inc. and Daniel G. Welch, the Corus Pharma, Inc. 2001 Stock Plan, the Myogen, Inc. 2003 Equity Incentive Plan, the CV Therapeutics, Inc. 1994 Equity Incentive Plan, the CV Therapeutics, Inc. 2000 Equity Incentive Plan, the CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, the CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, the CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan, the Arresto Biosciences, Inc. 2007 Equity Incentive Plan and the Registration Statements on Form S-3 (Nos. 333-87167, 333-54350, 333-103871, 333-111451, 333-138979, 333-173006, 333-194298, and 333-220283) of Gilead Sciences, Inc. and in the related Prospectuses, as applicable, of our reports dated February 26, 2018, with respect to the consolidated financial statements and schedule of Gilead Sciences, Inc., and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.
/s/    ERNST & YOUNG LLP
Redwood City, California
February 26, 2018